EXHIBIT 10.1

Contract for Transfer of Mining Licenses

Party A        : 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.

Name of organization:   209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.

Address: Santaishan Village, Luxi City of Yunnan Province.

Legal representative:   Mr. Cheng Huiming

Authorized person: Mr. Qin Heng

Party B           : Yunnan Western Mining Ltd.

Name of organization: Yunnan Western Mining Ltd.

Address: 2708 Room, A Unit, Dushimingyuan Building, Middle of Renming Road, Kunming City, Yunnan Province, PRC

Legal representative: Graham R. Taylor

Authorized person: Anthony Tam

Postal code : 650031

Tel.: (Fax)      : 0871-3642422

In accordance with the Law of Mineral Resources of the People’s Republic of China, Management Method for Transferring Exploration Licenses and Mining Licenses and the Law of Contract of the People’s Republic of China, after both sides engaged in friendly negotiation, this Contract is hereby signed for transferring a Mining License in the Mangshi gold mining area of Santaishan Village, Luxi City of Yunnan Province(“Mangshi Gold Mining License”) from 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine(“Party A”) to Yunnan Western Mining Ltd.(“Party B”). with the Information listedas follows:

Certificate Number:5300009940016
Mining Permit Holder: 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.
Name of Mining Project: 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.
Economy type: Collectivity
Mineral type: Gold mine
Mining Method : Open Pit Mining
Mining Rate: Twenty thousands tonnes per year.
Mining Area: 0.43Km2（including Maiwoba Permit and Guoyuan Permit）
Effective Period: From Sep 23, 1999 to Sep 23, 2009

Article 1. Party A is a subsidiary of 209 Geo-brigade of Yunnan Provincial Nuclear Industry. The Contract was willingly made between Party A and Party B, and forms a part of the Sino-Foreign Co-operative Joint Venture Contract of Yunnan Western Mining Ltd., entered into by and between 209 Geo-brigade of Yunnan Provincial Nuclear Industry and Golden River Resources Corp., of British Columbia, Canada. The execution of the Contract shall not affect the rights and obligations provided in the aforesaid Sino-Foreign Co-operative Joint Venture Contract.

Article 2. Undisputed Ownership of the Mangshi Gold Mining License
In accordance with the provisions of the laws, regulations and relevant rules of the People’s Republic of China and after being confirmed by Party A, 100% of the ownership and uncontested mining and mining information rights in the Mangshi Gold Mining License, is ownd by Team 209, is clear and definite, which conforms to legal assignment conditions by the Yunnan Provincial State Land and Resource Bureau, and the mining rights are not disputed. The Mangshi Gold Mining License is free and clear of all debts, encumbrances, restrictions or claims of third parties.

Article 3. Independent Investigation by Party B
Party B declares: Before signing the Contract, Party B has consulted all of the technical and economical information regarding these mining rights, which has satisfied Party B.

Article 4. Environmental Indemnity
Party A warrants: Party A shall be responsible for the environmental pollution arising from its mining operations within the mining areas of Mangshi Gold Mining License, before or after the execution of the Contract. Party A shall eliminate all environment pollution in accordance with the state and local laws, regulations and rules of mining industry, which shall be examined and approved by the local environmental protection administration. All cost and expense shall be borne by Party A.

Article 5. Main Content and Condition of Assignment
5.1 This transfer includes the underground exploration and mining of Mangshi Gold Mining License(average depth: more than 15m).
5.2 Because the mining period of original contractor has not expire, Party A shall retain the rights to use the already explored loose, unconsolidated, red soil (average depth: 15m or less than 15m) for 3 years(2 years for mining, 1 year for eliminating environmental pollution). The aforesaid mining rights shall not be included in this transfer and shall be transferred to Party B after 3 years from the execution of the Contract.
5.3 The assets of Mangshi Gold Mining, including the use rights of land, real estate and equipment, shall not be included in this transfer. If Party B requires, the relevant purchase agreement may be entered into after 3 years.
5.4 Party A shall retain the mining rights of Mangshi Gold Mining License loose, unconsolidated, red soil in 3 years and be entitled to benefit from it. Party A shall be responsible for all liabilities arising from its mining operation.
5.5 In case that Party B agrees to cooperate with Party A in mining of surface unconsolidated, red soil, the relevant cooperate agreements may be entered into otherwise.
5.6 In case that Party B agrees to purchase the surface unconsolidated, red soil explored by Party A, after the appraise all value has been established by a recognized organization. The relevant purchase agreements may be entered into otherwise.

Article 6. Charge Standard and Way of Payment

6.1       Transfer fee

According to the fair, impartial and open principle and after both sides’ have completed friendly negotiations and mutual approvals, the Mangshi Gold Mining License is transferred for a fee of 150,000 transferable common shares (the “Transfer Fee”) in Magnus International Resources, Inc. (“Magnus”), a Nevada company which has a 90% interest in Party B, and which trades on the Over the Counter Bulletin Board Market in the United States of America under the trading symbol MGNU.OB, or equivalent cash.

6.2       Way of payment

Party B will issue 50% of the transfer fee to Party A within15 days of execution of the Contract.  Party B will issue the remaining 50% transfer fee to Party A within15 days of receiving all necessary government approvals surrounding the transfer of the Mangshi Gold Mining License from Party A to Party B.  If for whatever reason the Chinese government should disallow Party A’s ownership of the 150,000 common shares, within 15 days of Party B receiving the above approvals surrounding the transfer of the Mangshi Gold Mining License from Party A to Party B, Party A shall notify Party B of the government’s position, and Party B shall pay Party A the equivalent US dollar value of 150,000 common shares in Magnus, as calculated on the day this agreement is executed, within 1 year of receiving such written notice.

6.3       Additional Condition of Payment

The Contract forms a part of the Sino-Foreign Co-operative Joint Venture Contract of Party B. The execution of the Contract shall not affect the rights and obligations provided in the aforesaid Sino-Foreign Co-operative Joint Venture Contract. In the event that the Contract is considered to be an alteration of rights and obligations agreed in the Joint Venture Contract by government authorities, Party A shall be responsible for the approval. Party B will have the option to halt any pending transfer of the Mangshi Gold Mining License, if government authorities shall not approve, and .Party A shall reimburse Party B all cost and expense arising hereof.

Article 7. Right and Obligations of the Parties

7.1       Right and Obligations of Party A

(a) In order for ensuring the assignment of mining right conforms to the provisions of China’s laws and regulations and to safeguard the rights and interests of Party A and Party B, Party A shall have the right to make necessary investigation and understanding upon Party B’s qualifications and credit status.

(b) Based on Party B’s requirement, Party A shall apply to transfer the Mangshi Gold Mining License and fees and expenses incurred in this transfer will be borne by Party B.

(c) When requested by Party B, Party A shall render all necessary and advisable assistance to Party B in the implementation of its business and assist in harmonizing the relationships with local, provincial and federal government where possible.  Party A shall make available to Party B all data and information available to Party A in respect to the Mangshi Gold Mining License, and the surrounding area which Party A can lawfully disclose.

(d) Party A shall employ best efforts and good faith to fulfill the purpose and intent of this Contract and to assist Party B to acquire a 100% interest in the Mangshi Gold Mining License, without hindrance or restriction by any party to the operations therein or the profits therefrom, and to assist Party B to engage in unhindered and efficient mining exploration and operations and the extraction, transport and sale of any commercial minerals derived therefrom.

7.2. Right and Obligations of Party B

(a) Party B has the right to do some investigation in Party A’s legal geological area.
(b) Party B shall have the right to understand and find out from Party A the geological and technical conditions and regional circumstances related to the Mangshi Gold Mining License to be transferred, and Party A should supply such available information free of charge.
(c) Party B shall have the responsibility to keep business secrets of Party A which may be disclosed during this transaction. Prior to the approval by relevant registration and administrative departments for transferring mining right, Party B must not disclose any information related to the mining right to any third parties.
(d) Party B must completely implement the provisions of Article 5 in this Contract.
(e) Party B has the right to begin any contemplated geological and manufacturing work immediately after both sides sign this Contract.

Article 8. Declaration, Undertaking and Warranty

Declaration, undertaking and warranty made by two Parties to each other:

8.1 Having the right to sign this Contract and the capability to fully perform its obligations under the Contract.

8.2 Having the capability to take all necessary actions in order to satisfactorily complete the assignment agreed under this Contract.

Article 9. Liabilities for Breach of Contract

9.1 Upon signing of the Contract by the Parties, each party shall perform its liabilities and obligations under the Contract. No party can be allowed to unilaterally terminate the Contract except as provided below.

9.2 Once any breach of this Contract occurs, if the observant party considers through reasonable and objective judgment that the breach of the Contract will make it impossible or unfair to continue performing its obligations under the Contract, then the observant party shall have the right to either terminate the Contract, or continue to carry out the Contract after the defaulting party ceases its default actions and takes complete and effective measures to eliminate any adverse consequences aroused by breach of the Contract and compensates the observant party for its losses.

8.3 The defaulting party shall compensate the losses of observant party, including direct economic loss, anticipated indirect loss and extra expenses. The compensating amount and schedule can be discussed by both sides, and if the discussion does not result in mutual approval, the matter can be arbitrated by a neutral person.

Article 10. Disputes and Arbitration

10.1 Any dispute of interpretation or performance relating to the Contract shall first be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 60 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party hereto with notice to the other.

10.2 Any dispute, controversy or claim cannot be resolved through consultation shall be submitted to and finally resolved by China International Economic and Trade Arbitration Commission in Beijing in accordance with its Rules, as in effect at the time of the arbitration.

10.3 The award of the arbitration tribunal shall be final and binding upon the disputing parties. Accordingly, the Parties hereby confirm that they shall treat the performance of this award as an obligation and expressly agree to carry out such arbitral award.

10.4 After arising of the disputes and during the course of arbitration, the parties shall continue to execute of the Contract, except the part hereof, which is under dispute.

Article 11. Proprietary of Mangshi Gold Mining License

If both Parties agree that Mangshi Gold Mining License has no further value of exploring and mining, Party A may withdraw the Mangshi Gold Mining License free of charge, on dissolution or termination of Party B.

Article 12. Effectiveness

This Contract shall come into effect on the date it is signed and sealed by the legal representatives or authorized representatives of both Parties.

Article 13. Miscellaneous

The Parties shall settle the other relevant issues, if any, through negotiation and consultation. The Contract is executed in six counterparts, four of which shall be submitted for the transfer and alteration of Mangshi Gold Mining License and each party shall hold one copy.

Party A: 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.	Party B: Yunnan Western Mining Ltd.
Legal representative (authorized person):	Legal representative (authorized person):
/s/ Cheung Huiming	/s/ Graham Taylor
Date: October 29, 2005	Date: October 28, 2005

Appendix A – Mangshi Gold Mining License to be Transferred

People’s republic of China
Mining License

Certificate Number:5300009940016

Mining Permit Holder: 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.
Address: Santaishan Village, Luxi City of Yunnan Province.
Name of Mining Project: 209 Geo-brigade of Yunnan Provincial Nuclear Industry, Mangshi Gold Mine.
Economy type: Collectivity
Mineral type: Gold mine
Mining Method : Open Pit Mining
Mining Rate: Twenty thousands tonnes per year.
Mining Area: 0.43Km2
Effective Period: From Sep 23, 1999 to Sep 23, 2009

Certificate Issuing Authority: (Special Seal)
Affixed the Special Registration Seal of Bureau of Geology and mines of Yunnan Provice

Date: Sep 23, 1999
Printed by Ministry of Land and Resources of the People’s Republic of China

Mineral section	Co-Ordinate Of the turns	X	Y	Altitude Limits (m)
Maiwoba	No.1	2689750.00	33435470.00	1290-1060
	No.2	2690207.50	33435712.50
	No.3	2690410.00	33435980.00
	No.4	2690270.00	33436180.00
	No.5	2689600.00	33435570.00
Guoyuan	No.6	2691144.20	33436886.40	1300-1110
	No.7	2691078.40	33437005.00
	No.8	2690717.00	33436519.30
	No.9	2690560.00	33436516.00
	No.10	2690427.00	33436274.60
	No.11	2690466.00	33436247.80
	No.12	2690772.00	33436267.00
	No.13	2690977.50	33436417.50
	No.14	2691056.10	33436526.40
	No.15	2691141.00	33436800.00
Mining depth: Maiwoba 1290M—1060M Guoyuan 1300M—1110M